As filed with the U.S. Securities and Exchange Commission on July 14, 2015 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	4812	91-1671412
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1875 Explorer Street, Suite 800 Reston, VA 20190 (703) 390-5100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shana C. Smith, Esquire NII Holdings, Inc. 1875 Explorer Street, Suite 800 Reston, VA 20190 (703) 390-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles W. Kemp, Esquire Williams Mullen Williams Mullen Center 200 South 10th Street, Suite 1600 Richmond, VA 23219 (804) 420-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.001	51,295,837	$15.75	$807,909,433	$93,879

(1) This per share price was estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of our common stock of $15.75 as of July 9, 2015 as reported on the NASDAQ Global Select Market, pursuant to Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED JULY 14, 2015
PRELIMINARY PROSPECTUS
NII HOLDINGS, INC.
51,295,837 Shares
Common Stock

This prospectus relates to up to 51,295,837 shares of our common stock which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto. The selling stockholders acquired all of the shares of common stock offered by this prospectus in a distribution pursuant to Section 1145 under the U.S. Bankruptcy Code in connection with our plan of reorganization that became effective on June 26, 2015. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted pursuant to a registration rights agreement.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Please read “Plan of Distribution.”

Our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD.” On July 9, 2015, the last reported sales price of our common stock on the NASDAQ Global Select Market was $16.00.

Investing in our common stock involves risks. See “Risk Factors” beginning on Page 3 of this prospectus for some risks regarding an investment in our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We have not registered the shares of common stock that may be sold by the selling stockholders under the securities laws of any state. Selling stockholders, and any brokers or dealers, effecting transactions in the shares should confirm that the shares have been registered under the securities laws of the state in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

The date of this prospectus is , 2015.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the shares of common stock and the distribution of this prospectus outside the United States.

EXPLANATORY NOTE

On September 15, 2014, NII Holdings, Inc. (the “Company”) and eight of its U.S. and Luxembourg-domiciled subsidiaries, including NII Capital Corp. and NII International Telecom S.C.A (the “Initial Debtors”), filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). In addition, subsequent to September 15, 2014, five additional subsidiaries of the Company (except for Nextel International (Uruguay), LLC, together with the Initial Debtors, the “Debtors”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the Bankruptcy Code in the Bankruptcy Court.

These cases were jointly administered under the caption In re NII Holdings, Inc., et al. (Case No. 14-12611).

On April 20, 2015, the Bankruptcy Court entered the Order: (i) Approving Disclosure Statement, (ii) Approving the Form and Manner of Service of Disclosure Statement Notice, (iii) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Plan of Reorganization, and (iv) Approving Related Notice and Rights Offering Procedures, which authorized the Debtors to solicit creditors’ votes on the First Amended Joint Plan of Reorganization Proposed by the Plan Debtors and the Official Committee of Unsecured Creditors dated April 20, 2015 (as amended, the “Plan of Reorganization”).

On June 19, 2015, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law and Order Confirming Pursuant to Section 1129(a) and (b) of the Bankruptcy Code the First Amended Joint Plan Of Reorganization Proposed by the Debtors and Debtors in Possession and the Official Committee of Unsecured Creditors (the “Confirmation Order”), which approved and confirmed the Plan of Reorganization, as modified by the Confirmation Order. Copies of the Confirmation Order and the Plan of Reorganization were included as exhibits to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 22, 2015.

On June 26, 2015 (the “Emergence Date”), the Company satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan of Reorganization. As a result, the Plan of Reorganization became effective in accordance with its terms, and the Company and the other Debtors emerged from the Chapter 11 proceedings.

For more information on the events that occurred and the common stock that was issued upon our emergence from Bankruptcy, see our current report on Form 8-K that was filed with the SEC on June 30, 2015.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Emergence Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the sale of our operations in Mexico that we completed in April 2015, or the adoption of “fresh start” accounting. Please see “Unaudited Pro Forma Condensed Consolidated Financial Information” herein for more information. Accordingly, such financial information may not be representative of our performance or financial condition after the Emergence Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Emergence Date.

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FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Statements regarding expectations, including forecasts regarding operating results, performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements. These forward-looking statements are generally identified by such words or phrases as “we expect,” “we believe,” “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions. These forward-looking statements involve risk and uncertainty, and a variety of facts could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are based on current expectations and assumptions that are subject to significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as otherwise required by law, we undertake no obligation to publicly release any updates to forward-looking statements to reflect events after the date of this prospectus, including unforeseen events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and results of our wireless communications business include, but are not limited to:

•	our ability to attract and retain customers;

•	our ability to satisfy the requirements of our debt obligations;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs;

•	our ability to meet the operating goals established by our business plan and generate cash flow;

•
general economic conditions in the U.S. or in Latin America, including specifically in the countries in which we operate and in the market segments that we are targeting for our services, including the impact of uncertainties in global economic conditions;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•
the impact of foreign currency exchange rate volatility in our markets when compared to the U.S. dollar and related currency depreciation in countries in which our operating companies conduct business;

•
reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components at reasonable pricing to meet our service deployment and marketing plans and customer demand;

•
Motorola Mobility’s ability and willingness to provide handsets and related equipment for use on our iDEN network, including the availability of iDEN handsets, particularly in Argentina where we do not have the spectrum resources to deploy a WCDMA network;

•
risks related to our WCDMA network in Brazil, including the potential need for additional funding to support enhanced coverage and capacity, and the risk that new services supported by the WCDMA network will not attract enough subscribers to support the related costs of deploying or operating the network;

•
our ability to successfully scale our billing, collection, customer care and similar back-office operations to keep pace with customer growth as necessary, increased system usage rates and growth or to successfully deploy new systems that support those functions;

•
future legislation or regulatory actions relating to our services, other wireless communications services or telecommunications generally and the costs and/or potential customer impacts of compliance with regulatory mandates;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our network business;

•
the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings;

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•	our ability to successfully manage and support our legacy iDEN networks in Brazil and Argentina;

•	the successful completion of a strategic transaction or partnership in Argentina;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security; and

•	other risks and uncertainties described in this prospectus.

For further information on other factors that could affect us, please see "Risk Factors" contained herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•Our Annual Report on Form 10-K for the year ended December 31, 2014;
•Our Quarterly Report on Form 10-Q for the period ended March 31, 2015; and

•	Our Current Reports on Form 8-K filed on January 26, March 6, May 6, May 11, June 22, and June 30, 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified and superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.nii.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings (including exhibits incorporated therein) and any other reports or documents incorporated herein by reference at no cost by writing or telephoning us at the following address or telephone number:

NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190
(703) 390-5100

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where you Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to NII Holdings, Inc. and its consolidated subsidiaries, including for the period prior to our emergence from bankruptcy.

Except as otherwise indicated, all amounts are expressed in United States, or U.S., dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report are prepared in accordance with accounting principles generally accepted in the U.S.

Our Business

We provide wireless communication services under the NextelTM brand in Brazil and Argentina with our principal operations located in major business centers and related transportation corridors in these countries. We provide services in major urban and suburban centers with high population densities where we believe there is a concentration of the country’s business users and economic activity. Historically, our services were targeted to meet the needs of business customers and individuals who used our services to meet both professional and personal needs. With the deployment of our wideband code division multiple access (“WCDMA”) network in Brazil and prepaid service offerings in Argentina, our target market also includes consumers. Our target subscribers generally exhibit above average usage, revenue and loyalty characteristics. In Brazil, we believe our target market is attracted to the services and pricing plans we offer, the quality of and data speeds provided by our WCDMA network and the quality of our customer service. We also offer long-term evolution, or LTE, services in Rio de Janeiro in Brazil. These technologies allow us to use our spectrum efficiently and offer multiple wireless services integrated into a variety of handset and data devices. We operated in Mexico until April 30, 2015, when we sold these operations to New Cingular Wireless Services, Inc., an indirect subsidiary of AT&T, Inc.

We emerged from bankruptcy on June 26, 2015. For the quarter ended March 31, 2015, we generated $763.9 million in revenue, of which 48%, 39% and 13% was generated from our operations in Brazil, Mexico and Argentina, respectively. For the fiscal year ended December 31, 2014, we generated $3.7 billion in revenue, of which 50%, 38% and 12% was generated from our operations in Brazil, Mexico and Argentina, respectively.

    We were originally organized in 1995 as a holding company for the operations of Nextel Communications, Inc. in select international markets. The corporation that is currently known as NII Holdings, Inc., the common stock of which is being registered under the registration statement of which this prospectus is a part, was incorporated in Delaware in 2000 as Nextel International, Inc. In December 2001, we changed our name from Nextel International, Inc. to NII Holdings, Inc.

Our Corporate Information

Our principal executive offices are located at 1875 Explorer Street, Suite 800, Reston, Virginia 20190. Our telephone number is (703) 390-5100, and our website address is www.nii.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

The Offering

Issuer	NII Holdings, Inc.
Common stock to be offered by the selling stockholders	51,295,837 shares of common stock
Common stock to be outstanding immediately after this offering	100,564,303
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
Risk factors
Investing in our common stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our common stock, see the section titled “Risk Factors” on Page 3 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Listing	Our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD.”

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2014. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

1.	Our actual financial results may vary significantly from the projections that were filed with the Bankruptcy Court.

In connection with our disclosure statement, and the hearing to consider confirmation of the Plan of Reorganization, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and our ability to continue operations upon our emergence from bankruptcy. This projected financial information was prepared by, and is the responsibility of, the management of the Company. Neither KPMG LLP (“KPMG”) nor any other independent registered public accounting firm examined, compiled or performed any procedures with respect to the projected financial information and, accordingly, neither KPMG nor any other independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto. The KPMG and PricewaterhouseCoopers LLP reports incorporated by reference in this document relate to our historical financial information and do not extend to the projected financial information prepared for the Bankruptcy Court. Those projections were prepared solely for the purpose of the bankruptcy and have not been, and will not be, updated on an ongoing basis. Those projections are not included in this prospectus and have not been incorporated by reference into this prospectus and should not be relied upon in connection with the purchase or sale of our common stock. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated market and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections that were prepared in connection with the disclosure statement and the hearing to consider confirmation of the Plan of Reorganization.

2.	Our financial condition or results of operations will not be comparable to the financial condition or results of operations reflected in our historical financial statements.

Since the Emergence Date, we have been operating under a new capital structure. As required by fresh start accounting, as of June 30, 2015, we adjusted our assets and liabilities to fair value based on values determined in connection with the implementation of our Plan of Reorganization, which are significantly different than amounts in our historical financial statements. In addition, we completed the sale of our operations in Mexico on April 30, 2015. Accordingly, our financial condition and results of operations from and after the Emergence Date are not comparable to the financial condition or results of operations reflected in our historical financial statements incorporated by reference in this prospectus.

3.	The Chapter 11 proceedings may have disrupted our business and may have materially and adversely affected our operations.

We have attempted to minimize the adverse effect of our Chapter 11 reorganization on our relationships with our employees, suppliers, customers and other parties. Nonetheless, our relationships with our customers, suppliers, certain liquidity providers and employees may have been adversely impacted and our operations, currently and going forward, could be materially and adversely affected.

4.	The price of our common stock after emergence from Chapter 11 proceedings may be volatile.

The price of our common stock may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	industry cycles and trends;

•	mergers and strategic alliances in the telecommunications industry;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	the failure of securities analysts to publish research about us after this offering, or shortfalls in our operating results from levels forecast by securities analysts;

•	the sustainability of an active trading market for our common stock;

•	future sales of our common stock by our stockholders;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

As a result of these factors, investors in our common stock may not be able to resell their stock at or above the price they paid or at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

5.	There may be circumstances in which the interests of our significant stockholders could be in conflict with your interests as a stockholder.

Funds associated with The Capital Group Companies, Inc. (“Capital Group”) and entities managed by Aurelius Capital Management, LP (“Aurelius”) own approximately 37.4% and 13.6%, respectively, of our outstanding common stock. In addition, pursuant to the Plan of Reorganization, Capital Group designated three of our directors, Aurelius designated one director and the informal group of holders of notes issued by NII International Telecom (the "LuxCo Group") designated two of our directors that comprise our current seven member Board. Circumstances may arise in which these stockholders may have an interest in pursuing or preventing acquisitions, divestitures or other transactions, including the issuance of additional shares or debt, that, in their judgment, could enhance their investment in us or another company in which they invest. Such transactions might adversely affect us or other holders of our common stock, including investors who purchase common stock in this offering. In addition, our significant concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in companies with significant stockholders. See “Principal and Selling Stockholders” for a more detailed description of our share ownership.

6.	Future issuances of our common stock may cause our stockholders to incur substantial dilution.

In connection with our emergence from bankruptcy, we adopted the NII Holdings, Inc. 2015 Incentive Compensation Plan (the “2015 Incentive Plan”), which contemplates the grant of up to 5,263,158 shares of our common stock in the form of equity awards to our management, directors and key employees under certain circumstances. On June 26, 2015, we granted options, restricted stock and restricted stock units to certain employees and non-employee directors. In the future, we may grant equity securities to our employees and directors under equity-based incentive compensation plans. Furthermore, we may issue equity securities in connection with future investments, acquisitions or capital-raising transactions. Such grants or issuances could constitute a substantial portion of the then-outstanding common stock, which may result in substantial dilution in ownership of our common stock.

7.	We do not expect to pay dividends in the near future.

We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our common stock.

8.	There is no guarantee that an active and liquid public market for our common stock will develop.

Although our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD,” this listing was recently approved by the NASDAQ, the trading volume in our common stock is less than that of many of our peers, and we cannot assure you that an active, public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or is not maintained, significant sale of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock. In addition, holders of our common stock may experience difficulty in reselling, or an inability to sell, their shares.

9.	Reports published by analysts, including projections in those reports that exceed our actual results, could adversely affect the price and trading volume of our common stock.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our common stock could be adversely affected.

10.
Certain provisions of our certificate of incorporation and our bylaws may make it difficult for stockholders to change the composition of our Board and may discourage, delay or prevent a merger or acquisition that some stockholders may consider beneficial.

Certain provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and our Fifth Amended and Restated Bylaws (the “Bylaws”) may have the effect of delaying or preventing changes in control if our Board determines that such changes in control are not in the best interests of the Company and our stockholders. The provisions in our Charter and Bylaws include, among other things, those that:

•	provide for a classified board of directors until the 2017 annual meeting;

•	authorize our Board to issue preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

•	establish advance notice procedures for nominating directors or presenting matters at stockholder meetings; and

•	limit the persons who may call special meetings of stockholders.

While these provisions have the effect of encouraging persons seeking to acquire control of our Company to negotiate with our Board, they could enable the Board to hinder or frustrate a transaction that some, or a majority, of the stockholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. For more information, see “Description of Capital Stock.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR OUR COMMON STOCK

Our new common stock is listed on the NASDAQ Global Select Market under the symbol “NIHD” and has been trading since July 9, 2015. No established public trading market existed for our new common stock prior to July 9, 2015. The closing price of our common stock on the NASDAQ Global Select Market on July 9, 2015 was $16.00 per share. As of July 9, 2015, we had 100,564,303 shares outstanding and one holder of record of our common stock.

On June 26, 2015, our Compensation Committee granted an aggregate of 564,311 shares of restricted stock, 41,721 restricted stock units and 1,580,208 options to purchase common stock to employees and non-employee directors under our 2015 Incentive Plan. Our common stock is not subject to any other outstanding options or warrants to purchase, or securities convertible into, our common stock. Pursuant to this Registration Statement, 51,295,837 shares of our common stock will be registered under the Securities Act for sale by security holders.

We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our common stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Our unaudited pro forma condensed consolidated balance sheet presented below is as of March 31, 2015 and gives pro forma effect to the sale of our indirect subsidiary, Nextel de Mexico, S.A. de C.V. ("Nextel Mexico"), to AT&T, our emergence from bankruptcy and the associated adoption of fresh start accounting as if these events had occurred on March 31, 2015.

Our unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and for the years ended December 31, 2014, 2013 and 2012 presented below give pro forma effect to the sale of Nextel Mexico as if it had occurred on January 1, 2012.

In addition, in connection with our emergence from bankruptcy, we are required to apply the provisions of fresh start accounting to our financial statements. These provisions require us to allocate the reorganization value of the emerged company to our assets based on their estimated fair values. Reorganization value represents the fair value of our assets at the emergence date before the consideration of our liabilities. Our unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 give pro forma effect to our emergence from bankruptcy and the associated adoption of fresh start accounting as if these events had occurred on January 1, 2014.

All of this unaudited pro forma condensed consolidated financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015 and our audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2014, all of which are incorporated by reference in this prospectus.

The unaudited pro forma condensed consolidated financial information as of and for the three months ended March 31, 2015 and the year ended December 31, 2014 includes unaudited pro forma adjustments that are factually supportable and directly attributable to the consummation of our Plan of Reorganization. In addition, these unaudited pro forma adjustments are expected to have a continuing impact on our results.

We prepared this unaudited pro forma condensed consolidated financial information for illustrative purposes only. This information does not purport to represent what the results of operations or financial condition would have been had the respective transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition for any future period or as of any future date. We determined the fresh start accounting adjustments presented below as of and for periods prior to the Emergence Date. As a result, the actual adjustments that we will record as of the Emergence Date will differ from the adjustments presented below.

References to the "Successor Company" relate to the Company on or subsequent to the Emergence Date. References to the "Predecessor Company" relate to the Company prior to the Emergence Date.

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2015
(in thousands)
Unaudited

	Historical	Adjustments for Disposal of Nextel Mexico		Adjustments for Debtor-in-Possession Loan Repayment		Reorganization Adjustments		Fresh Start Adjustments		Unaudited Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$616,744	$1,158,627	(a)	$(350,000)	(d)	$(822,071)	(e)	$—		$603,300
Short-term investments	157,044	—		—		—		—		157,044
Accounts receivable, net	346,772	(88,592)	(b)	—		—		—		258,180
Handset and accessory inventory	172,039	(67,743)	(b)	—		—		—		104,296
Deferred income taxes, net	41,342	(11,489)	(b)	—		—		—		29,853
Prepaid expenses and other	403,987	(198,515)	(b)	(4,362)	(d)	—		(18,009)	(h)	183,101
Total current assets	1,737,928	792,288		(354,362)		(822,071)		(18,009)		1,335,774
Property, plant and equipment, net	2,088,365	(989,873)	(b)	—		—		(400,235)	(h)	698,257
Intangible assets, net	687,657	(119,610)	(b)	—		—		403,214	(h)	971,261
Deferred income taxes, net	7,116	(7,075)	(b)	—		—		—		41
Other assets	375,899	107,982	(b)	—		—		(24,642)	(h)	459,239
Total assets	$4,896,965	$(216,288)		$(354,362)		$(822,071)		$(39,672)		$3,464,572

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Liabilities not subject to compromise
Current liabilities
Accounts payable	$204,430	$(76,521)	(b)	$—		$—		$—		$127,909
Accrued expenses and other	472,195	(158,377)	(b)	—		—		(2,639)	(h)	311,179
Deferred revenues	71,627	(41,360)	(b)					(4,477)	(h)	25,790
Current portion of long-term debt	1,058,351	(60,315)	(b)	(340,526)	(d)	(602,302)	(f)	639	(h)	55,847
Total current liabilities	1,806,603	(336,573)		(340,526)		(602,302)		(6,477)		520,725
Long-term debt	687,094	(516,178)	(b)	—		602,302	(f)	(66,945)	(h)	706,273
Deferred income tax liabilities	43,237	(11,490)	(b)	—		—		(1,887)	(h)	29,860
Other long-term liabilities	272,322	(85,773)	(b)	—		—		(46,614)	(h)	139,935
Total liabilities not subject to compromise	2,809,256	(950,014)		(340,526)		—		(121,923)		1,396,793
Liabilities subject to compromise	4,591,702	—		—		(4,591,702)	(e)	—		—
Stockholders’ (deficit) equity
Undesignated preferred stock - Successor Company	—	—		—		—		—		—
Undesignated preferred stock - Predecessor Company	—	—		—		—		—		—
Common stock - Successor Company	—	—		—		100	(e)	—		100
Common stock - Predecessor Company	172	—		—		(172)	(g)	—		—
Paid-in capital - Successor Company	—	—		—		2,067,679	(e)	—		2,067,679
Paid-in capital - Predecessor Company	1,519,254	—		—		(1,519,254)	(g)	—		—
Accumulated deficit	(2,460,181)	314,591	(c)	(13,836)	(d)	3,221,278	(g)	(1,061,852)	(i)	—
Accumulated other comprehensive loss	(1,563,238)	419,135	(b)	—		—		1,144,103	(i)	—
Total stockholders’ (deficit) equity	(2,503,993)	733,726		(13,836)		3,769,631		82,251		2,067,779
Total liabilities and stockholders’ (deficit) equity	$4,896,965	$(216,288)		$(354,362)		$(822,071)		$(39,672)		$3,464,572

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2015
(in thousands, except per share amounts)
Unaudited

	Historical	Adjustments for Disposal of Nextel Mexico		Reorganization Adjustments		Fresh Start Adjustments		Unaudited Pro Forma
Operating revenues
Service and other revenues	$719,477	$(291,412)	(a)	$—		$—		$428,065
Handset and accessory revenues	44,392	(10,003)	(a)	—		—		34,389
	763,869	(301,415)		—		—		462,454
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	291,593	(136,340)	(b)	—		1,441	(f)	156,694
Cost of handsets and accessories	160,070	(85,036)	(b)	—		—		75,034
Selling, general and administrative	333,603	(101,158)	(c)	511	(g)	—		232,956
Impairment and restructuring charges	7,296	—		—		—		7,296
Depreciation	116,056	(49,389)	(b)	—		(43,789)	(i)	22,878
Amortization	20,091	(5,805)	(b)	—		(3,005)	(j)	11,281
	928,709	(377,728)		511		(45,353)		506,139
Operating loss	(164,840)	76,313		(511)		45,353		(43,685)
Other expense
Interest expense, net	(56,695)	22,300	(d)	817	(k)	2,583	(k)	(30,995)
Interest income	10,317	(2,028)	(a)	—		—		8,289
Foreign currency transaction losses, net	(93,427)	14,532	(b)	—		—		(78,895)
Other income, net	9,854	148	(b)	—		1,638	(l)	11,640
	(129,951)	34,952		817		4,221		(89,961)
Loss from continuing operations before reorganization items and income tax provision	(294,791)	111,265		306		49,574		(133,646)
Reorganization items	(13,609)	—		13,609	(m)	—		—
Income tax provision	(1,088)	(5,529)	(e)	—	(n)	—	(n)	(6,617)
Net loss from continuing operations	$(309,488)	$105,736		$13,915		$49,574		$(140,263)

Net loss from continuing operations per common share, basic and diluted	$(1.80)							$(1.40)

Weighted average number of common shares outstanding, basic and diluted	172,363							100,000

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014
(in thousands, except per share amounts)
Unaudited

	Historical	Adjustments for Disposal of Nextel Mexico		Reorganization Adjustments		Fresh Start Adjustments		Unaudited Pro Forma
Operating revenues
Service and other revenues	$3,447,167	$(1,375,379)	(a)	$—		$—		$2,071,788
Handset and accessory revenues	241,553	(39,416)	(a)	—		—		202,137
	3,688,720	(1,414,795)		—		—		2,273,925
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	1,308,835	(511,069)	(b)	—		596	(f)	798,362
Cost of handsets and accessories	973,491	(488,355)	(b)	—		—		485,136
Selling, general and administrative	1,699,058	(525,769)	(c)	(26,933)	(g)	—		1,146,356
Impairment and restructuring charges	220,742	(26,256)	(b)	—		—		194,486
(Gain) loss on sale of towers, net	(74,631)	75,410	(h)	—		—		779
Depreciation	592,056	(224,441)	(b)	—		(239,280)	(i)	128,335
Amortization	80,649	(25,875)	(b)	—		(9,650)	(j)	45,124
	4,800,200	(1,726,355)		(26,933)		(248,334)		2,798,578
Operating loss	(1,111,480)	311,560		26,933		248,334		(524,653)
Other expense
Interest expense, net	(449,345)	75,042	(d)	290,130	(k)	11,642	(k)	(72,531)
Interest income	66,425	(7,315)	(a)	—		—		59,110
Foreign currency transaction losses, net	(130,499)	64,453	(b)	—		—		(66,046)
Other (expense) income, net	(6,721)	484	(b)	—		7,699	(l)	1,462
	(520,140)	132,664		290,130		19,341		(78,005)
Loss from continuing operations before reorganization items and income tax provision	(1,631,620)	444,224		317,063		267,675		(602,658)
Reorganization items	(71,601)	—		71,601	(m)	—		—
Income tax provision	(74,091)	23,195	(e)	—	(n)	—	(n)	(50,896)
Net loss from continuing operations	$(1,777,312)	$467,419		$388,664		$267,675		$(653,554)

Net loss from continuing operations per common share, basic and diluted	$(10.31)							$(6.54)

Weighted average number of common shares outstanding, basic and diluted	172,283							100,000

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands, except per share amounts)
Unaudited

	Historical	Adjustments for Disposal of Nextel Mexico		Unaudited Pro Forma
Operating revenues
Service and other revenues	$4,517,154	$(1,832,737)	(a)	$2,684,417
Handset and accessory revenues	194,413	(39,342)	(a)	155,071
	4,711,567	(1,872,079)		2,839,488
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	1,392,140	(484,366)	(b)	907,774
Cost of handsets and accessories	884,789	(530,503)	(b)	354,286
Selling, general and administrative	1,941,773	(675,284)	(c)	1,266,489
Impairment and restructuring charges	168,543	(39,057)	(b)	129,486
Depreciation	629,606	(241,672)	(b)	387,934
Amortization	63,321	(26,941)	(b)	36,380
	5,080,172	(1,997,823)		3,082,349
Operating loss	(368,605)	125,744		(242,861)
Other expense
Interest expense, net	(526,530)	68,885	(d)	(457,645)
Interest income	43,327	(8,429)	(a)	34,898
Foreign currency transaction losses, net	(123,369)	5,084	(b)	(118,285)
Other expense, net	(12,859)	1,215	(b)	(11,644)
	(619,431)	66,755		(552,676)
Loss from continuing operations before income tax provision	(988,036)	192,499		(795,537)
Income tax provision	(446,052)	114,104	(e)	(331,948)
Net loss from continuing operations	$(1,434,088)	$306,603		$(1,127,485)

Net loss from continuing operations per common share, basic and diluted	$(8.34)			$(6.56)

Weighted average number of common shares outstanding, basic and diluted	171,912			171,912

NII HOLDINGS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, except per share amounts)
Unaudited

	Historical	Adjustments for Disposal of Nextel Mexico		Unaudited Pro Forma
Operating revenues
Service and other revenues	$5,424,766	$(2,033,255)	(a)	$3,391,511
Handset and accessory revenues	268,469	(76,317)	(a)	192,152
	5,693,235	(2,109,572)		3,583,663
Operating expenses
Cost of service (exclusive of depreciation and amortization included below)	1,509,543	(413,457)	(b)	1,096,086
Cost of handsets and accessories	792,466	(504,961)	(b)	287,505
Selling, general and administrative	2,261,922	(670,675)	(c)	1,591,247
Impairment and restructuring charges	30,401	(439)	(b)	29,962
Depreciation	558,224	(184,813)	(b)	373,411
Amortization	46,937	(24,040)	(b)	22,897
	5,199,493	(1,798,385)		3,401,108
Operating income	493,742	(311,187)		182,555
Other expense
Interest expense, net	(359,795)	77,052	(d)	(282,743)
Interest income	33,785	(16,239)	(a)	17,546
Foreign currency transaction losses, net	(63,330)	24,891	(b)	(38,439)
Other expense, net	(28,097)	4,221	(b)	(23,876)
	(417,437)	89,925		(327,512)
Income (loss) from continuing operations before income tax provision	76,305	(221,262)		(144,957)
Income tax provision	(158,144)	70,863	(e)	(87,281)
Net loss from continuing operations	$(81,839)	$(150,399)		$(232,238)

Net loss from continuing operations per common share, basic and diluted	$(0.48)			$(1.35)

Weighted average number of common shares outstanding, basic and diluted	171,499			171,499

NII HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

Our unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations reflect the effect of the following pro forma adjustments:

Balance Sheet Adjustments

(a)
Reflects the net effect of the net proceeds received upon completion of the sale of Nextel Mexico, the elimination of Nextel Mexico's cash and cash equivalents, the repayment of the outstanding principal and interest related to Nextel Mexico's equipment financing facility, estimated transaction costs and cash placed into escrow to secure specified indemnity obligations (in thousands):

Net proceeds	$1,447,677
Add: Repayment of Nextel Mexico's equipment financing facility	301,025
Less: Principal and interest related to Nextel Mexico's equipment financing facility as of March 31, 2015	(324,835)
Less: Nextel Mexico's cash and cash equivalents as of March 31, 2015	(68,728)
Less: Estimated transaction costs	(9,012)
Less: Proceeds placed into escrow	(187,500)
Adjustment to consolidated cash and cash equivalents	$1,158,627

(b)
Reflects the elimination of certain of Nextel Mexico's assets, liabilities and accumulated other comprehensive loss, as well as the elimination of certain corporate assets and liabilities that were designated for use by Nextel Mexico. These adjustments also include a $187.5 million increase in other assets, which represents the proceeds that were placed into escrow to secure specified indemnity obligations in connection with the sale of Nextel Mexico.

(c)	Represents the effect on accumulated deficit of the estimated $314.6 million gain recognized on the sale of Nextel Mexico.

(d)	Reflects the repayment of our $350.0 million debtor-in-possession loan and the write-off of $4.4 million in deferred financing costs associated with this loan.

(e)
Represents amounts related to the implementation of the Plan of Reorganization on the Emergence Date. In accordance with the Plan of Reorganization, we distributed shares of new common stock and cash to holders of claims. The total value of the cash and shares of common stock distributed under the Plan of Reorganization was $2.813 billion. We refer to this value as the Plan Distributable Value. The Plan Distributable Value was comprised of $745.2 million of cash paid to the holders of our senior notes and $2,067.8 million of new common stock. We also distributed an additional $2.8 million to other creditors. The implementation of the Plan of Reorganization also includes the payments of reorganization-related fees totaling $74.1 million and the extinguishment and cancellation of the Predecessor Company's equity interests. The following table reflects the calculation of the total gain on the settlement of our liabilities subject to compromise (in thousands):

Total Predecessor Company liabilities subject to compromise	$4,591,702
Less: Common stock - Successor Company	(100)
Less: Additional paid-in-capital - Successor Company	(2,067,679)
Less: Cash paid to settle liabilities subject to compromise	(748,000)
Gain on settlement of liabilities subject to compromise	$1,775,923

(f)
Represents the reclassification of Nextel Brazil’s equipment financing facility and local bank loans from current portion of long-term debt to long-term debt, as well as the impact of changes in the amortization schedules for these loans as a result of the amendments entered into with the lenders of these facilities in connection with the implementation of our Plan of Reorganization.

NII HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

(g)
Reflects the cumulative impact of the reorganization adjustments discussed above. Additionally, these adjustments also reflect the cancellation of Predecessor Company equity to retained earnings (in thousands):

Gain on settlement of liabilities subject to compromise	$1,775,923
Reorganization-related fees	(74,071)
Net gain on reorganization adjustments	1,701,852
Cancellation of Predecessor Company equity	1,519,426
Net impact on accumulated deficit	$3,221,278

(h)
Represents adjustments to record assets and liabilities at their respective fair values in accordance with the provisions of fresh start accounting. These fresh start adjustments are based on preliminary estimates and were determined through a combination of valuation approaches depending on the nature of the underlying asset or liability. We do not expect to recognize any goodwill in conjunction with the application of fresh start accounting.

(i)	Reflects the cumulative impact of fresh start adjustments and the elimination of the Predecessor Company’s accumulated other comprehensive loss (in thousands):

Establishment of Successor Company's intangible assets	$971,261
Elimination of Predecessor Company's intangible assets	(568,047)
Property, plant and equipment fair value adjustment	(400,235)
Debt fair value adjustment	66,306
Other assets and liabilities fair value adjustment	11,079
Net impact of fresh start adjustments	80,364
Tax impact on fresh start adjustments	1,887
Elimination of Predecessor Company's accumulated other comprehensive loss	(1,144,103)
Net impact on accumulated deficit	$(1,061,852)

Income Statement Adjustments

(a)
Reflects the elimination of revenue, interest income and other income as a result of the sale of Nextel Mexico. For the indicated line items, all historical activity related to Nextel Mexico has been eliminated.

(b)	Reflects the elimination of expenses as a result of the sale of Nextel Mexico. For the indicated line items, all historical activity related to Nextel Mexico has been eliminated.

(c)
Reflects the elimination of selling, general and administrative expenses as a result of the sale of Nextel Mexico. This adjustment also includes stock-based compensation expense related to Nextel Mexico employees that would not have been recognized if the sale of this operating company had occurred.

(d) Reflects the elimination of interest expense as a result of the sale of Nextel Mexico. This adjustment does not include allocations of interest expense related to corporate-level debt obligations.

(e)	Reflects the elimination of Nextel Mexico's income tax provision or benefit.

(f)
Primarily reflects the increase in accretion expense on our asset retirement obligations, as well as the elimination of the amortization of deferred gains, partially offset by the amortization of unfavorable leasehold interests identified as part of fresh start accounting.

(g)
For the year ended December 31, 2014, reflects the elimination of $22.6 million in non-recurring expenses related to consulting and professional costs incurred prior to September 15, 2014 in connection with our Chapter 11 filing. For the three months ended March 31, 2015 and the year ended December 31, 2014, this adjustment also reflects the elimination of stock compensation expense of $1.5 million and $12.3 million, respectively, related to equity awards that were canceled as part of our reorganization and the recognition of $2.0 million and $8.0 million, respectively, of stock compensation expense related to equity awards granted on June 26, 2015 in connection with our emergence from bankruptcy. The adjustment to stock compensation expense

NII HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

is based on the issuance of 606,032 shares of restricted stock and restricted stock units and 1,580,208 stock options, with an estimated grant date fair value of $12.5 million and $11.3 million, respectively.

(h)	Reflects the elimination of the gain related to the completion of the sale of certain communication towers in Mexico in the third quarter of 2014.

(i)	Represents the adjustment to depreciation expense as a result of estimated changes to the value of property, plant and equipment upon the application of fresh start accounting.

(j)
In connection with the implementation of fresh start accounting, we are required to account for our intangible assets at fair value, including certain assets that have not historically been recognized on our balance sheet. These adjustments reflect the amortization of intangible assets related to spectrum licenses, customer relationships and the right to use the Nextel tradename. For the three months ended March 31, 2015 and the year ended December 31, 2014, as shown below, we estimated the decrease in amortization expense as follows:

Description	Average Useful Life	Fair Value	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(in thousands, except useful lives)
Customer relationships	4 years	$28,016	$1,751	$7,004
Tradename	25 years	39,000	488	1,950
Spectrum licenses - Nextel Brazil	25 years	904,245	9,042	36,170
		$971,261	11,281	45,124
Adjusted historical amortization expense			14,286	54,774
Decrease in amortization expense			$(3,005)	$(9,650)

(k)
Represents adjustments to interest expense as a result of the extinguishment of all series of our senior notes, the repayment of the debtor-in-possession loan and changes in the effective interest rate for the application of fresh start accounting, as applicable. As shown below, for the three months ended March 31, 2015 and the year ended December 31, 2014, we estimated the total decrease in interest expense to be $3.4 million and $301.8 million, respectively:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(in thousands)
Eliminated debt:
Extinguished senior notes	$—	$290,130
Repaid debtor-in-possession loan	817	—
Total reorganization adjustments	817	290,130

Change in effective interest rate due to fresh start accounting:	2,583	11,642
Total decrease to interest expense, net	$3,400	$301,772

(l)
As a result of the application of fresh start accounting, we expect to record certain Brazilian non-income based tax assets at their present value based on the expected timing of their future realization. This adjustment represents the estimated accretion income on our Brazilian non-income based tax assets.

(m)	Reflects the removal of Chapter 11-related reorganization items that were incurred during the periods presented.

(n)
In 2014, we recorded a full valuation allowance on the net deferred tax assets of our foreign operating companies, our U.S. parent company and subsidiaries and our foreign holding companies due to substantial negative evidence such as the recent history of cumulative losses and the projected losses for 2015 and subsequent years. As such, we have elected not to record a pro forma adjustment for our income tax provision as we believe the effective income tax rate is zero for the periods presented.

MANAGEMENT

Board of Directors

Our Board of Directors (the "Board") consists of six directors. The Board currently has one open director seat. Each of the directors of the Board was appointed in connection with the Plan of Reorganization and determined to be qualified to serve on the Board by Capital Group, Aurelius and the LuxCo Group, the creditors who had the right to make the appointments. Until the annual meeting of stockholders to be held in 2017, the directors are divided into two classes, designated as Class I and Class II. The initial term for the one director in Class I, Mr. Shindler, expires at the annual meeting of stockholders to be held in 2016, and thereafter at each annual meeting of stockholders. The term for all of the other directors who are in Class II expires at the annual meeting of stockholders to be held in 2017. All directors will be elected annually, commencing at the annual meeting of stockholders to be held in 2017.

The following table sets forth the name, age as of July 14, 2015 and position of each current director.

Name	Age	Position Held	Has Served as Such Since
Kevin L. Beebe	56	Chairman Director	2013 2010
James V. Continenza	52	Director	2015
Howard S. Hoffmann	61	Director	2015
Ricardo Knoepfelmacher	49	Director	2013
Christopher T. Rogers	57	Director	2015
Steven M. Shindler	52	Chief Executive Officer Director	2012 1998

Kevin L. Beebe, 56, has been a director since 2010 and has served as Chairman of the Board since 2013. Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to private equity clients, investors and management, since November 2007. He is also a founder and senior operating partner of Astra Capital, a private equity firm focused on providing capital to technology and telecom companies, since 2014. Previously, he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. Mr. Beebe also serves as a director for Skyworks Solutions, Inc., a semiconductor and wireless handset chip supplier, and SBA Communications Corporation, a provider of wireless and broadcast communications infrastructure.

James V. Continenza, 52, has been a director since 2015. Mr. Continenza has been the Chairman and Chief Executive Officer of TBC Holdings, Inc., the parent company of The Berry Company, LLC, a holding company created to acquire and manage various advertising, marketing and technology companies, since 2012. Prior to joining The Berry Company, Mr. Continenza served as President of STi Prepaid, LLC, a telecommunications company, from 2007 to 2010. Prior to that, Mr. Continenza served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers; President and Chief Executive Officer of Teligent, Inc., a provider of communications services including voice, data, and internet access; Chief Operating Officer of Arch Wireless, Inc., a wireless services provider; and as President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment. In addition, Mr. Continenza currently serves as a director and Chairman of the boards of Eastman Kodak Inc., Neff Rental, LLC, and Tembec Inc.

Howard S. Hoffmann, 61, has been a director since 2015. Mr. Hoffmann has served as a Managing Partner at De Novo Perspectives, a professional services firm specializing in financial and operational performance improvement, crisis and litigation management, investor and creditor advisory services, and corporate turnaround and restructuring advisory services, since 2008. From 1990 to 2008, Mr. Hoffmann served as a Managing Partner at Nightingale & Associates, LLC, a consulting firm providing financial, business advisory and management services. Mr. Hoffmann also currently serves as Executive Director at Hickey Smith LLP, a multi-state law firm.

Ricardo Knoepfelmacher, 49, has been a director since 2013. Mr. Knoepfelmacher co-founded RK Partners, formerly known as Angra Partners Turnaround, a financial and operational restructuring and turnaround advisory firm, in 2003 and is currently a Managing Partner of the firm. Prior to his service as Managing Partner at RK Partners, Mr. Knoepfelmacher served as Chief Executive Officer of Brasil Telecom from 2005 to 2009 and Chief Executive Officer of Pegasus Telecom from 2000 to 2002. He also worked for Citibank and McKinsey & Company before starting his first company, MGDK & Associados, a restructuring and consulting firm.

Christopher T. Rogers, 57, has been a director since 2015. Mr. Rogers has been a General Partner at Lumia Capital since 2013. From 1991 until 2012, Mr. Rogers held various executive positions with Sprint Corporation and Nextel Communications, Inc. Most recently, Mr. Rogers served as Senior Vice President, Corporate Development and Spectrum, at Sprint, where he oversaw mergers, acquisitions, divestitures, equity investments and joint ventures and was responsible for management and oversight of wireless spectrum licenses and Sprint's portfolio of emerging technology investments. Mr. Rogers serves as director of Digital Turbine (NASDAQ: APPS) and is a director of LightSquared, Inc., having been appointed as an independent director during its Chapter 11 cases.

    Steven M. Shindler, 52, has served as Chief Executive Officer of NII Holdings since December 2012 and has served as a director since 1998 (including as Chairman of the Board from 2002 to 2013). Prior to his most recent appointment as Chief Executive Officer, Mr. Shindler served as Executive Chairman of NII Holdings from February 2008 to July 2012 and as Chief Executive Officer from 2000 until February 2008. Mr. Shindler also served as Executive Vice President and Chief Financial Officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where he was a managing director in its communications finance group.

Executive Officers

The table below sets forth the name and age of each of our executive officers, and the date such executive officer was elected to his current position with the Company. The following people were serving as our executive officers as of the Emergence Date and as of the date of this Prospectus. Unless otherwise noted, the term of office of each executive officer continues until the election and qualification of his successor. There is no family relationship between the executive officers or between the executive officers and the directors.

Name	Age	Position Held	Has Served as Such Since
Steven M. Shindler	52	Chief Executive Officer Director	2012 1998
Gokul Hemmady	54	Chief Operating Officer Executive Vice President President of Nextel Brazil	2012 2012 2013
Juan R. Figuereo	59	Executive Vice President Chief Financial Officer	2012 2012
Gary D. Begeman	56	Executive Vice President General Counsel	2011 2007
David Truzinski	56	Executive Vice President Chief Digital Officer Chief Strategy Officer	2013 2013 2015

Steven M. Shindler, 52, has served as Chief Executive Officer of NII Holdings since December 2012 and has served as a director since 1998 (including as Chairman of the Board from 2002 to 2013). Prior to his most recent appointment as Chief Executive Officer, Mr. Shindler served as Executive Chairman of NII Holdings from February 2008 to July 2012 and as Chief Executive Officer from 2000 until February 2008. Mr. Shindler also served as Executive Vice President and Chief Financial Officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where he was a managing director in its communications finance group.

Gokul V. Hemmady, 54, is currently the executive vice president and chief operating officer of NII Holdings and president of Nextel Brazil. Mr. Hemmady is expected to enter into a severance agreement with the Company that is consistent with the terms of the Company’s Severance Plan in connection with his planned separation from the Company on or before October 1, 2015. In addition, Mr. Hemmady is expected to enter into a Separation Agreement providing for an additional payment of six months of base salary in consideration of his agreement to (a) extend the non-compete, non-solicitation and confidentiality covenants agreed to in the Separation Agreement for a period of two years after his separation date and (b) remain with the Company to assist in the transition of his roles and responsibilities to his successor and to provide other specified assistance to the Company until the earlier of October 1, 2015 or the date on which the Company determines that such transition and other assistance is complete. Mr. Hemmady will also receive severance as required under Brazilian employment law. From June 2012 to June 2013, Mr. Hemmady was the interim president of Nextel Brazil and chief operations officer of the Company. Prior to June 2012, Mr. Hemmady served as executive vice president and chief financial officer. He was also the Company’s chief transformation officer from October 2011 through June 2012. From the time he joined the Company in June 2007 to February 2011, Mr. Hemmady served as vice president and chief financial officer. From June 1998 to June 2007, Mr. Hemmady served in various positions with ADC Telecommunications, Inc., a provider of global network infrastructure products and services, including as vice president and chief financial officer from August 2003 through June 2007, as vice president and treasurer from June 1998 through August 2003 and as controller from May 2002 through August 2003. Mr. Hemmady joined ADC as assistant treasurer in October 1997. Prior to 1997, he was employed by U.S. West International, a communications service provider, where he served as director of international finance.

Juan R. Figuereo, 59, is currently the executive vice president and chief financial officer of NII Holdings. Mr. Figuereo has entered into a severance agreement with the Company that is consistent with the terms of the Company’s Severance Plan in connection with his planned separation from the Company on or before October 1, 2015. Prior to October 2012, Mr. Figuereo served as executive vice president and chief financial officer of Newell Rubbermaid, Inc., a global marketer of consumer and commercial products since 2009. Prior to joining Newell Rubbermaid, Mr. Figuereo served as chief financial officer of Cott Corporation from 2007 to 2009, vice president of mergers and acquisitions for Wal-Mart International from 2003 to 2007 and various international, finance and general management positions at PepsiCo. from 1988 to 2003.

Gary D. Begeman, 56, is currently the executive vice president and general counsel of NII Holdings. Mr. Begeman has entered into a severance agreement with the Company that is consistent with the terms of the Company’s Severance Plan in connection with his planned separation from the Company on or before October 1, 2015. Prior to February 2011, Mr. Begeman served as vice president and general counsel since February 2007, having joined The Company as vice president and deputy general counsel in November 2006. From 2005 through 2006, he served as senior vice president and deputy general counsel of Sprint Corporation, and was vice president and deputy general counsel of Nextel Communications, Inc. from 2003 until its merger with Sprint in 2005. From 1999 through 2003, he was senior vice president and general counsel of XO Communications, Inc. From 1997 to 1999, Mr. Begeman was vice president and deputy general counsel of Nextel Communications, Inc. From 1991 until he joined Nextel, Mr. Begeman was a partner with the law firm of Jones, Day, Reavis & Pogue.

David Truzinski, 56, is currently the executive vice president, chief digital officer and chief strategy officer of NII Holdings. From December 2013 to June 2015, Mr. Truzinski served as executive vice president, chief information officer and chief digital officer, and from January 2012 to December 2013, Mr. Truzinski served as the Company’s executive vice president, chief information officer. Prior to January 2012, Mr. Truzinski served as senior vice president and chief information officer at Leap Wireless/Cricket Communications beginning in 2005. Prior to joining Leap Wireless, he was the chief information officer for Cingular/AT&T Wireless’ International business. Mr. Truzinski also served as chief technology officer at ClickCollect, Inc. and as chief information officer at Insurancenow.com. From 1989 to 1999, he served in a variety of leadership capacities at AT&T Wireless/Cellular One.

Daniel E. Freiman, 43, has been appointed by the Board of Directors to serve as the Chief Financial Offer of NII Holdings as of the effective date of Mr. Figuereo’s departure. Mr. Freiman currently serves as the Company’s Treasurer and Vice President, Corporate Development and Investor Relations. Prior to 2008, Mr. Freiman served as Vice President, Controller and Principal Accounting Officer beginning in 2005, and has served in various positions in the Company’s finance department since 2000.

Director Independence

In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NASDAQ listing rules and the Exchange Act. On June 26, 2015, the Board determined that the following five of its six current members (83%) are independent: Kevin L. Beebe, James V. Continenza, Howard S. Hoffmann, Ricardo Knoepfelmacher and Christopher T. Rogers. In making that determination, the Board considered the relationships described below in “Certain Relationships and Related Transactions.” The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are each comprised of independent directors.

Board Committees

Committee Role and Responsibilities. The specific roles and responsibilities of the Board’s Audit, Compensation and Corporate Governance and Nominating Committees are delineated in written charters adopted by the Board for each Committee. Each member of the Audit, Compensation and Corporate Governance and Nominating Committees is independent in accordance with our Corporate Governance Guidelines, which applies the independence standards included in the NASDAQ Stock Market listing rules and the Exchange Act. Our Corporate Governance Guidelines and each of the charters of the Board’s committees are available on the Investor Relations page of our website at: www.nii.com. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at our expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.

Committee Membership. The following table details the membership of each standing committee of the Board as of the Emergence Date:

Name		Board	Audit	Compensation	Corporate Governance and Nominating
Kevin L. Beebe	I	C	A
James V. Continenza	I	M		M	C
Howard S. Hoffmann	I	M	M
Ricardo Knoepfelmacher	I	M		M	M
Christopher T. Rogers	I	M	M	C	M
Steven M. Shindler		M
I: Independent; A: Audit Committee Financial Expert; C: Chair; M: Member

2015 Incentive Compensation Plan

All of our outstanding equity awards were canceled as of the Emergence Date and the 2015 Incentive Plan was approved by the Board on June 26, 2015. In addition, on June 26, 2015, our Compensation Committee granted an aggregate of 564,311 shares of restricted stock, 41,721 restricted stock units and 1,580,208 options to purchase shares of common stock under our 2015 Incentive Plan.

2015 Incentive Plan

The 2015 Incentive Plan assists us to attract, retain and motivate directors, officers and other designated employees and to further align their interests with the interests of our stockholders by increasing their stock ownership and/or providing incentives based on our financial performance. The Compensation Committee, or such other committee or subcommittee so designated by the Board (the “Committee”) will administer the 2015 Incentive Plan, which provides for the following types of awards:

•	options to purchase shares of common stock;

•	restricted stock;

•	restricted stock units; and

•	cash-based incentive awards.

Each award under the 2015 Incentive Plan will be granted pursuant to a written award agreement in a form approved by the Board or the Committee. The Committee has the full power to interpret and administer the 2015 Incentive Plan and full authority to take, or cause to be taken, any and all action which it deems necessary to implement, carry out and administer the 2015 Incentive Plan, including, without limitation: (a) selecting the eligible persons to whom awards will be granted; (b) determining the amount and type of awards to be granted to each participant; (c) determining the terms and conditions of all awards; and (d) determining and interpreting the terms of award agreements. Additionally, the Committee may impose restrictions, including, without limitation, confidentiality, non-compete, non-recruitment and non-solicitation restrictions, as well as the attainment of performance goals, on the grant, vesting, exercise and/or payment of any award, as the Committee deems appropriate. Finally, the Committee has the power to amend, suspend or terminate the 2015 Incentive Plan at any time, provided that any such termination would not affect any outstanding awards at the time. Any amendment made by the Committee will be contingent upon the approval of our stockholders when so required by law.

The aggregate number of shares of common stock reserved for issuance pursuant to the 2015 Incentive Plan is 5,263,158. The 2015 Incentive Plan expires on, and no new awards may be granted after, the earlier of June 25, 2025, or the date the 2015 Incentive Plan is terminated by the Committee. Awards granted under the 2015 Incentive Plan that are settled in cash, in whole or in part, will not count against the total number of shares of common stock available for issuance under the 2015 Incentive Plan to the extent of such cash settlement. To the extent an award under the 2015 Incentive Plan is canceled, terminates, expires, is forfeited or otherwise lapses for any reason, any shares of common stock subject to such award will be available for issuance pursuant to other awards granted under the 2015 Incentive Plan. For any award granted under the 2015 Incentive Plan other than an option, shares of common stock withheld to satisfy the payment of withholding taxes related to such award will be available for delivery pursuant to other awards granted under the 2015 Incentive Plan until June 25, 2025.

Options

The 2015 Incentive Plan permits the grant of options. The Committee may make option grants containing such terms as the Committee shall determine, including whether the options granted are incentive stock options (as provided under Section 422 of the Internal Revenue Code of 1986, as amended) or non-qualified stock options and vesting provisions that may or may not be subject to the achievement of specified performance goals. Options must have an exercise price that is not less than the fair market value of our common stock on the date of grant. In general, options will become exercisable over a period determined by the Committee, and the term of the option will not exceed 10 years.

Restricted Stock

The 2015 Incentive Plan permits the grant of shares of restricted stock. A share of restricted stock is a share of our common stock that vests over a period of time and during that time is subject to forfeiture. The Committee may make grants of restricted stock containing such terms as it shall determine, including vesting provisions that may or may not be subject to the achievement of specified performance goals.

Restricted Stock Units

The 2015 Incentive Plan permits the grant of restricted stock units which is the right to receive a certain number of shares of our common stock or cash equal to a certain number of shares of our common stock. The Committee may make grants of restricted stock units containing such terms as it shall determine, including vesting provisions that may or may not be subject to the achievement of specified performance goals.

Cash-Based Incentive Awards

The 2015 Incentive Plan permits the grant of cash based incentive awards which serves as our cash bonus incentive plan. The Committee may make grants of cash-based incentive awards containing such terms as it may determine, including the period over which such awards will vest and the performance measures that will apply to such awards. Cash-based incentive awards will be paid as soon as reasonably practicable following the completion of the applicable performance period.

Change in Control

In the event of a “Change in Control” (as defined in the 2015 Incentive Plan), unless an award is assumed, replaced or converted to an equivalent award by the continuing entity (a “Replacement Award”) or unless the Committee determines otherwise, (i) each outstanding award of restricted stock or restricted stock units shall be fully vested, except that any such award that is subject to the achievement of specified performance goals shall vest at the target level of performance, (ii) each outstanding award of options shall be fully exercisable (in whole or in part at the discretion of the holder), except that any such option that is subject to the achievement of specified performance goals shall vest at the target level of performance, and (iii) each outstanding cash-based incentive award shall be earned pro-rata based on the fraction of the applicable performance period that has elapsed from the beginning of the performance period until the Change in Control. Any Replacement Award shall become fully exercisable, vested or earned (except that any Replacement Award subject to achievement of specified performance goals shall be exercisable, vested or earned at the target level of performance) if, within 12 months after a Change in Control, the participant’s employment is terminated by the Company without “Cause” (as defined in the 2015 Incentive Plan) or if the participant voluntarily terminates employment with the Company for “Good Reason” (as defined in the 2015 Incentive Plan). However, the exercisability, vesting or payment of such Replacement Award shall not be accelerated or enhanced if the participant’s employment or services are terminated within 12 months after a Change in Control for Cause or because: (i) of the participant's retirement or voluntary withdrawal from employment, other than for Good Reason; (ii) of the participant’s death; (iii) the participant becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the participant; (iv) of the participant’s failure to return to work after a temporary lay-off; or (v) of the participant’s withdrawal or loss of employment due to personal leave, other than for Good Reason.

The foregoing description of the 2015 Incentive Plan is qualified in its entirety by reference to the full text of the 2015 Incentive Plan, which is included as Exhibit 4.1 to the registration statement on Form S-8 filed with the SEC on June 26, 2015, and incorporated herein by reference.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of the Emergence Date regarding the beneficial ownership of our common stock by:

•	all stockholders known by us to hold more than 5% of our outstanding shares of common stock, which stockholders are also the selling stockholders;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of July 14, 2015 are deemed to be outstanding and beneficially owned by the person holding the option. These shares, however, are not deemed outstanding for the purposes of computing the percentage of any other person. Percentage of ownership is based on 100,564,303 shares of common stock outstanding as of June 26, 2015. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each director and named executive officer is 1875 Explorer Street, Suite 800, Reston, Virginia 20190.

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering(1)
Name	Number	Percent of Shares		Number	Percent of Shares
5% Stockholders/Selling Stockholders:
Funds associated with Capital Research and Management Company(2)	37,660,214	37.45%	37,660,214	—	—
Entities managed by Aurelius Capital Management, LP(3)	13,635,623	13.56%	13,635,623	—	—

Directors and Executive Officers:
Kevin L. Beebe	11,607	*	—	11,607	*
James V. Continenza	11,607	*	—	11,607	*
Howard S. Hoffmann	11,607	*	—	11,607	*
Ricardo Knoepfelmacher	11,607	*	—	11,607	*
Christopher T. Rogers	11,607	*	—	11,607	*
Steven M. Shindler	147,500	*	—	147,500	*
Gokul V. Hemmady	—	—	—	—	—
Juan R. Figuereo	—	—	—	—	—
Gary D. Begeman	—	—	—	—	—
David Truzinski	31,435	*	—	31,435	*

All Directors and Executive Officers as a Group (10 persons):	236,970	*	—	236,970

* Less than one percent

(1)	Assumes that the selling stockholders sell all of the shares of common stock held by them that have been registered by us and do not acquire any additional shares.
(2)
(a) Includes 16,409 shares held by Capital Group Strategic Opportunities Fund (“Capital Strategic”), 336,048 shares held by Capital Group Global High-Income Opportunities Trust (US) (“Capital High-Income”) and 43,846 shares held by Capital Group US High-Yield Fixed-Income Trust (US) (“Capital High-Yield”). Capital Bank and Trust Company (“Capital Bank”), an affiliate of Capital Research and Management Company (“CapRe”), is the investment adviser for Capital Strategic, Capital High-Income and Capital High-Yield. Capital Bank and CapRe may be deemed to be the beneficial owner of all of the securities held by Capital Strategic, and Capital Bank and Capital Guardian Trust Company (“Capital Guardian”), also an affiliate of CapRe, may be deemed to be the beneficial owner of all of the securities held by Capital High-Income and Capital High-Yield. Capital Bank, CapRe and Capital Guardian, however, all expressly disclaim that each is the beneficial owner of such securities. David Daigle has voting and investment power over the securities held by Capital Strategic. Laurentius Harrer has voting and investment power over the securities held by Capital High-Income and Capital High-Yield.

(b) Includes 18,311 shares held by Next Generation Trust Fund (“Next”), 18,608 shares held by Sempra Energy Defined Benefit Master Trust (“Sempra”) and 2,119 shares held by JNL/Capital Group Global Balanced Fund (“JNL”). Capital Guardian is the investment adviser for Next, Sempra and JNL. Capital Guardian may be deemed to be the beneficial owner of all of the securities held by Next, Sempra and JNL. Capital Guardian, however, expressly disclaims that it is the beneficial owner of such securities. Laurentius Harrer, as portfolio manager, has voting and investment power over the securities held by Next, Sempra and JNL.

(c) Includes 19,451,172 shares held by American High-Income Trust (“American High-Income”), 826,910 shares held by The Bond Fund of America (“Bond Fund”), 350,300 shares held by Capital Income Builder (“Capital Income”), 2,464,163 shares held by The Growth Fund of America (“Growth Fund”), 28,445 shares held by American Funds Global High-Income Opportunities Fund (“American Opportunities”), 129,368 shares held by American Funds Insurance Series - Global Bond Fund (“American Global Bond”), 813,926 shares held by American Funds Insurance Series - Asset Allocation Fund (“American Asset Allocation”), 137,909 shares held by American Funds Insurance Series - Bond Fund (“American Bond Fund”), 83,911 shares held by American Funds Insurance Series - Global Growth and Income Fund (“American Global Growth”), 1,364,455 shares held by American Funds Insurance Series - High-Income Bond Fund (“American High-Income Bond Fund”), 370,274 shares held by Capital World Bond Fund (“Capital World Bond”), 8,870,538 shares held by The Income Fund of America (“Income Fund”), 1,604,226 shares held by International Growth and Income Fund (“International Growth”) and 275,247 shares held by SMALLCAP World Fund, Inc. (“SMALLCAP”). CapRe is the investment adviser to American High-Income, Bond Fund, Capital Income, Growth Fund, American Opportunities, American Global Bond, American Asset Allocation, American Bond Fund, American Global Growth, American High-Income Bond Fund, Capital World Bond, Income Fund, International Growth and SMALLCAP. CapRe, Capital International Investors (“Capital International”), Capital Research Global Investors (“Capital Global”) and Capital World Investors (“Capital World”) may be deemed to be the beneficial owner of all of the securities held by the above selling stockholders. CapRe, Capital International, Capital Global and Capital World, however, expressly disclaim that each is the beneficial owner of such securities. David Barclay, David Daigle, Abner Goldstine and Laurentius Harrer, as portfolio managers, have voting and investment power over the securities held by American High-Income. David Daigle, as portfolio manager, has voting and investment power over the securities held by Bond Fund, American Opportunities, American Global Bond and Capital World Bond. Timothy Armour, L. Alfonso Barroso, Grant Cambridge, Joyce Gordon, Darcy Kopcho, Winnie Kwan, James Lovelace, David Riley, Bradley Vogt and Philip Winston, as portfolio managers, have voting and investment power over the securities held by Capital Income. Donnalisa Parks Barnum, Barry Crosthwaite, J. Blair Frank, Gregg Ireland, Carl Kawaja, Michael Kerr, Ronald Morrow, Donald O’Neal, Martin Romo, James Rothenberg, James Terrile and Bradley Vogt, as portfolio managers, have voting and investment power over the securities held by Growth Fund. Hilda Applbaum, David Barclay, David Daigle, Joanna Jonsson, Dina Perry, Andrew Suzman and Steven Watson, as portfolio managers, have voting and investment power over the securities held by Income Fund. Carl Kawaja, Andrew Suzman and Steven Watson, as portfolio managers, have voting and investment power over the securities held by International Growth. Alan Berro. J. David Carpenter, David Daigle, Jeffrey Lager and Eugene Stein, as portfolio managers, have voting and investment power over the securities held by American Asset Allocation. David Barclay, as portfolio manager, has voting and investment power over the securities held by American Bond Fund. Gregg Ireland, Martin Romo, Andrew Suzman and Steven Watson, as portfolio managers, have voting and investment power over the securities held by American Global Growth. David Barclay, David Daigle and Laurentius Harrer, as portfolio managers, have voting and investment power over the securities held by American High-Income Bond Fund. Julian Abdey, Mark Denning, Brady Enright, J. Blair Frank, Bradford Freer, Claudia Huntington, Jonathan Knowles, Lawrence Kymisis, Harold La, Aidan O’Connell, Andraz Razen and Gregory Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP.

(d) Includes 454,029 shares held by Capital Group Global High-Income Opportunities (LUX) (“Global High-Income”). Capital International Sàrl (“Capital Sàrl”), an affiliate of CapRe, is the investment adviser for Global High-Income. We have been advised that Capital Sàrl may be deemed to be the beneficial owner of all of the securities held by Global High-Income. Capital Sàrl however, expressly disclaims that it is, in fact, the beneficial owner of such securities. Laurentius Harrer, as portfolio manager, has voting and investment power over the securities held by Capital Sàrl.

The address for each of the selling stockholders listed in this Note 2 (the “CapRe Stockholders”) is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. The CapRe Stockholders may be affiliates of a broker-dealer. Each of the CapRe Stockholders acquired the shares being registered hereby in the ordinary course of its business.

(3)
(a) Includes 1,211,111 shares held by ACP Master, Ltd., 2,539,271 shares held by Aurelius Capital Master, Ltd. and 680,104 shares held by Aurelius Convergence Master, Ltd. Aurelius Capital Management, LP serves as investment manager to ACP Master, Ltd., Aurelius Capital Master, Ltd.and Aurelius Convergence Master, Ltd. Mark D. Brodsky serves as the Senior Managing Member of Aurelius Capital Management GP, LLC, which is the general partner of Aurelius Capital Management, LP, and may be deemed to have voting and investment power over the securities held by ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Convergence Master, Ltd.

(b) Includes 9,205,137 shares held by Aurelius Investment, LLC, a subsidiary of ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Convergence Master, Ltd. Aurelius Capital Management, LP serves as manager to Aurelius Investment, LLC. Mark D. Brodsky serves as the Senior Managing Member of Aurelius Capital Management GP, LLC, which is the general partner of Aurelius Capital Management, LP, and may be deemed to have voting and investment power over the securities held by Aurelius Investment, LLC.

The address for each of ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Convergence Master, Ltd. is c/o GlobeOp Financial Services (Cayman) Limited, 45 Market Street, Suite 3205, 2nd Floor, Gardenia Court, Camana Bay, West Bay Road South, Grand Cayman KY1-9003, Cayman Islands. The address of Aurelius Investment, LLC is c/o Aurelius Capital Management, LP, 535 Madison Avenue, 22nd Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Corporate Governance Guidelines require that the Audit Committee review and approve or ratify transactions involving the Company and related persons (such as the Company’s officers, directors, family members of the officers and directors and other related parties). In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board. In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Related person transactions for the last three fiscal years are described below.

Transaction	Description of Relationship; Audit Committee Determination
Capital Group and Aurelius
In connection with the Plan of Reorganization, we entered into a registration rights agreement with funds associated with Capital Group, entities managed by Aurelius and certain other stockholders who become eligible pursuant to which we agreed to register their shares of common stock under the Securities Act. We also granted them certain demand and piggyback rights that are subject to certain timing and other restrictions. All of the shares initially eligible to be registered are being registered pursuant to the registration statement of which this prospectus forms a part. For more information, see the Company's Current Report on Form 8-K filed on June 26, 2015.

No review of this transaction was performed by the Audit Committee as it was a requirement of the Plan of Reorganization.

Equifax, Inc.
In accordance with our corporate governance guidelines, the Audit Committee has continued to monitor the Company’s relationship with Equifax, Inc. (“Equifax”), which provided customer credit evaluation services to the Company during 2014, 2013 and 2012.

Paulino do Rego Barros, Jr., a member of the Board until the Emergence Date, has served as President, International of Equifax since 2012.

The Audit Committee has continued to monitor the Company’s relationship with Equifax and its affiliates to ensure there were no changed circumstances that would render it advisable for the Company to amend or terminate the relationship with Equifax. The Company made payments of approximately $2,000,000, $2,650,000 and $1,300,000 to Equifax and its affiliates for the services provided in 2014, 2013 and 2012, respectively. The $2,000,000 paid in 2014 excludes any payments made by our operations in Chile, which were sold in August 2014. In February 2015, the Board determined, upon review, that the relationship with Equifax continued to be in the best interest of the Company and ratified the transaction.

4DK Technologies, Inc.
In accordance with our corporate governance guidelines, the Audit Committee monitored the Company’s relationship with 4DK Technologies, Inc. (“4DK”), a wireless network and device solution provider that supported our services relating to our push-to-talk solution, during 2013 and 2012.

During 2013 and 2012, Steven M. Shindler, our chief executive officer, held slightly more than 10% equity ownership in 4DK, and in accordance with the Corporate Governance Guidelines, the Audit Committee reviewed the relationship to ensure there were no changed circumstances that would render it advisable for the Company to amend or terminate the relationship with 4DK.

In 2013 and 2012, the Company paid approximately $376,000 and $450,000, respectively, for the services provided under the arrangements with 4DK. As of December 31, 2013, 4DK had been liquidated and the relationship between the Company and 4DK had been terminated.

Executive Use of Company Aircraft
In 2012, we had a policy that generally limited the use of the Company’s owned or leased aircraft to business purposes, although our Chief Executive Officer could approve the use of these aircraft for non-business purposes by executives other than himself. In addition, we made the Company's aircraft available for use to our executives at times when it was not in use for regular business purposes through time sharing arrangements on terms that were consistent with our FAA authorizations and that provided for payments to us in amounts that recovered the incremental operating costs associated with the employee’s use of the aircraft. We used the payments received from the executives using the aircraft under these arrangements to offset the operating costs of our aircraft. In 2012, Steven M. Shindler, then Chairman of our Board and Interim Chief Executive Officer, and Steven P. Dussek, our former Chief Executive Officer, utilized our aircraft under time sharing arrangements and paid us a total of $22,342 and $65,869 respectively for this use. The Company no longer has any owned or leased aircraft.

DESCRIPTION OF CAPITAL STOCK

Below, we have summarized the material terms of our Charter and Bylaws and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Charter and Bylaws, copies of which have been filed as exhibits to our registration statement on Form S-8 dated June 26, 2015 and are incorporated by reference into the registration statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Authorized Capital

We have the authority to issue a total of 140,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value of $0.001 per share.

The Board of Directors is granted authority to issue preferred stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares, any designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions.

We may not issue non-voting equity securities; provided, however, that such restriction shall (a) not apply beyond what is required under Section 1123(a)(6) of Chapter 11 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with applicable law.

If we liquidate (either partially or completely), dissolve or wind up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in the net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock.

The board of directors is authorized to make, alter, amend or repeal the Bylaws (other than Sections 2.2 (Annual Meetings), 2.3 (Special Meetings), 2.5 (Quorum), 2.6 (Voting), 2.8 (Submission of Business for Consideration at Meetings of Stockholders), 2.9 (Action Without a Meeting), 3.1 (Number and Qualification), 3.2 (Election and Term), 3.3 (Nominations), 3.4 (Majority Voting in Director Elections); 3.5 (Vacancies); 3.6 (Removal), 8.7 (Beneficial Ownership) and Article IX of the Bylaws (as such provisions are designated in the Bylaws in effect on the date hereof) unless otherwise provided in any such provision, or any provision to the extent adopted, altered, amended or repealed pursuant to an action taken by stockholders, any successor provision to such provisions or any other alteration or amendment inconsistent with such sections).  The stockholders, by majority vote voting together as a single class, are also authorized to make, alter, amend or repeal the Bylaws.

Voting Rights

Subject to any voting rights granted to preferred stock that may be outstanding from time to time, each share of our common stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for our stockholders on which the holders of common stock are entitled to vote. Except as otherwise required in our Charter, Bylaws or by applicable law, the holders of common stock shall vote together as one class on all matters submitted to a vote of stockholders generally (or if any holders of shares of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of shares of preferred stock). Our Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

Until the 2017 Annual Meeting, the directors will be divided into two classes. The initial term for the single director in Class I will expire at the annual meeting of stockholders to be held in 2016. The term for all of the other directors, who are in Class II, will expire at the annual meeting of stockholders to be held in 2017. Beginning with our 2017 annual meeting of stockholders, all our directors will be elected on an annual basis.

Dividend Rights

Subject to the preferences applicable to any preferred stock outstanding at any time, if any, the holders of shares of common stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by our Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Company property, or for such other purpose as the directors shall think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

 Preferred Stock

As of the date hereof, no shares of our preferred stock are outstanding. Our Charter provides that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our board of directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

No Preemptive Rights

No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights

If we are liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Special Meetings of Stockholders

Our Charter and Bylaws provide that special meetings of the stockholders may be called by the secretary upon written request of the chairman of the board of directors or chief executive officer at any time and shall be called by the secretary upon the request in writing of not less than a majority of the board of directors, or of stockholders holding, beneficially or of record, not less than thirty-three percent (33%) of the common stock entitled to vote, subject to certain content requirements (specified in the Bylaws) for such request for a special meeting requested by one or more stockholders to be called by the secretary.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of the stockholders, stating the place (if any), date and hour of the meeting, as well as the record date for determining stockholders entitled to vote at the meeting (if such record date is different from the record date for determining stockholders entitled to notice of the meeting), and the means of remote communication (if any) by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each stockholder entitled to notice of such meeting not less than ten nor more than sixty days before the date of such meeting. Notice of special meetings of stockholders shall also include the purpose or purposes for which the meeting is called.

Advance Notice for Nominations or Stockholder Proposals at Meetings

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or bring business before shareholders’ meetings.

Nominations for directors may be made only at a meeting of stockholders: (i) by or at the direction of the board of directors or a committee of the board of directors; or (ii) by any stockholder at the time of giving the notice required under the Bylaws, who is entitled to vote for the election of directors at such annual meeting, and who makes the nomination pursuant to timely notice in proper written form to our secretary in compliance with the procedures set forth in the Bylaws. For a shareholder to nominate a candidate for director or to bring other business before a meeting, we must receive notice not less than 75 days prior to the anniversary of the date for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the shareholder giving notice, as set forth in the Bylaws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws, with such determination being made by the officer presiding over the meeting or at the direction of a majority of the board of directors. Notice of such other business must include a description of the proposed business and other matters specified in the Bylaws and must be within the time frames set forth in the Bylaws.

Action by Written Consent

Our Charter provides for action by written consent by holders of the common stock by holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Directors

The board of directors shall consist of at least three members, shall initially consist of seven members, and may be fixed from time to time for any period on or after the 2017 annual meeting of stockholders by (i) resolution of the board of directors at no more than nine members or (ii) stockholders holding a majority of the voting power of all of the shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors need not be stockholders.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors.

Delaware Anti-Takeover Law

We are not subject to Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare Investor Services, LLC.

Listing of Our Common Stock

Our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of common stock, or the availability of common stock for future sales, will have on the market price of our common stock prevailing from time to time.

Sale of Restricted Shares

As of the Emergence Date, we had 100,564,303 shares of common stock outstanding. Except as set forth below, all shares of our common stock outstanding were issued pursuant to the Plan of Reorganization and are freely tradable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144. Pursuant to a registration rights agreement we have signed with funds associated with Capital Group and entities managed by Aurelius, we have filed a registration statement on Form S-1, of which this prospectus forms a part, to register shares received by those stockholders pursuant to the Plan of Reorganization.

On June 26, 2015, we filed a registration statement on Form S-8 under the Securities Act to register the shares of common stock to be issued under our 2015 Incentive Plan and, as a result, all shares of common stock acquired upon exercise of options or receipt of other equity-based awards granted under the 2015 Incentive Plan are freely tradable under the Securities Act, unless purchased by our affiliates. As of June 26, 2015, there were 1,580,208 shares of our common stock subject to outstanding option awards, 41,721 shares of our common stock subject to outstanding restricted stock unit awards and 564,311 shares of restricted stock outstanding. In addition, 2,773,902 shares of our common stock are reserved for future issuances under our 2015 Incentive Plan.

Common Stock Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of our common stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan of Reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•
purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such claim or interest;

•	offers to sell securities offered under the Plan of Reorganization for the holders of those securities;

•
offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan of Reorganization, the completion of the Plan of Reorganization, or with the offer or sale of securities under the Plan of Reorganization; or (b) is an “affiliate” of the issuer.

To the extent that persons who receive common stock are deemed to be “underwriters,” resales by those persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our common stock or other securities without registration only if they qualify for an exemption from registration, including the exemptions in Rule 144 under the Securities Act.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders in any one or more of the following ways:

•	directly to one or more purchasers;

•
through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchaser of the common stock, which discounts, concessions or commissions as to particular underwriters, brokers or agents may be in excess of those customary in the type of transaction involved;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act; or

•	otherwise through a combination of any of the above methods of sale.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.The selling stockholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If common stock is sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s common stock.

The sale of common stock offered by this prospectus may be effected in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•
prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	transactions involving cross or block trades;

•	in the over-the-counter market;

•	through the distribution by any selling stockholder to its partners, members or stockholders;

•
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). The selling stockholders may also sell the common stock short and deliver the common stock to close out short positions. In addition, the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the securities may be listed, (6) the method of distribution of the securities, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of common stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the common stock by the selling stockholders. We cannot assure you that any such selling stockholders will not transfer, devise or gift the common stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act or another exemption from Securities Act registration may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

In the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the common stock, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of common stock by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements and schedules of NII Holdings, Inc. (Debtor-In-Possession) and subsidiaries (the Company) as of December 31, 2014, and for the year then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness was identified at the Company's reportable segment in Brazil (Nextel Brazil) related to the failure to establish an effective control environment and monitoring activities, including an organizational structure with sufficiently trained resources where supervisory roles, responsibilities and monitoring activities are aligned with the Company's financial reporting objectives. Further, Nextel Brazil did not maintain effective operation of process level controls, including reconciliation and management review controls.

The audit report covering the December 31, 2014 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficiency, and filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of NII Holdings, Inc. (Debtor-In-Possession) and subsidiaries (the Company) as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern discussed in Note 1 to the consolidated financial statements appearing under Item 15 of the Company's 2013 annual report on Form 10-K, not incorporated herein) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Williams Mullen, Richmond, Virginia.

51,295,837 Shares
NII HOLDINGS, INC.
Common Stock

P R E L I M I N A R Y P R O S P E C T U S

, 2015

II

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

Amount
SEC registration fee	$93,879
Accounting fees and expenses	110,000
Legal fees and expenses	175,000
Total	$378,879

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On the Emergence Date, all existing shares of our common stock were canceled pursuant to the Plan of Reorganization. In addition, pursuant to the Plan of Reorganization on the Emergence Date, we issued 99,999,992 shares of common stock. Based on the Plan of Reorganization and the confirmation order entered by the Bankruptcy Court on June 16, 2015, the issuance of the shares described in the preceding sentence was exempt from the registration requirements of the Securities Act in reliance on Section 1145 of the Bankruptcy Code.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated. All documents referenced below were filed pursuant to the Exchange Act by NII Holdings, Inc., file number 000-32421, unless otherwise indicated.

Exhibit Number	Exhibit Description	Form	Exhibit	Incorporated by Reference Filing Date	Filed Herewith
2.1	First Amended Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code on March 13, 2015 with the United States Bankruptcy Court for the Southern District of New York (Case No. 14-12611)	8-K	2.1	June 22, 2015
3.1	Amended and Restated Certificate of Incorporation of NII Holdings, Inc.	S-8 (File No. 333-205259	3.1	June 26, 2015
3.2	Fifth Amended and Restated Bylaws of NII Holdings, Inc.	S-8 (File No. 333-205259	3.2	June 26, 2015
4.1	Registration Rights Agreement, dated as of June 26, 2015, by and among NII Holdings, Inc. and the stockholders party thereto	8-K	10.1	June 30, 2015
5.1	Legal Opinion of Williams Mullen				*
10.1	Subscriber Unit Purchase Agreement, dated as of January 1, 2005, by and between NII Holdings, Inc. and Motorola, Inc. (portions of this exhibit have been omitted pursuant to a request for confidential treatment)	10-K	10.1	March 22, 2006
10.2	Form of iDEN Infrastructure Equipment Supply Agreement, effective June 30, 2000, by and among NII Holdings, Inc., Motorola, Inc. and each of Nextel Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc.	8-K	10.2	December 22, 2000
10.3	Amendment 003 to iDEN Infrastructure Equipment Supply Agreement, dated December 7, 2001, by and among NII Holdings, Inc., Motorola, Inc., Nextel Communications Argentina, S.A., Nextel Telecomunicações Ltda., Comunicaciones Nextel de Mexico, S.A. de C.V., Nextel del Peru S.A. and Nextel Communications Philippines, Inc.	10-K	10.48	March 29, 2002
10.4	Form of Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement, dated September 28, 2006, by and among NII Holdings, Inc., Motorola, Inc. and each of Nextel Communications Argentina, S.A., Nextel Telecomunicações Ltda., Centennial Cayman Corp. Chile, S.A., Comunicaciones Nextel de Mexico, S.A. de C.V. and Nextel del Peru, S.A. (portions of this exhibit have been omitted pursuant to a request for confidential treatment)	10-Q	10.2	November 6, 2006
10.5	Fourth Amended and Restated Trademark License Agreement, dated July 27, 2011, between Nextel Communications, Inc. and NII Holdings, Inc.	10-Q	10.1	November 8, 2011
10.6	Stock Purchase Agreement, dated as of April 4, 2013, by and among Entel Inversiones, S.A., Empresa Nacional de Telecomunicaciones S.A., NII Mercosur Telecom, S.L., NII Mercosur Moviles, S.L. and NII Holdings, Inc.	8-K	10.1	April 4, 2013

10.7
Plan Support Agreement, dated March 5, 2015, by and among NII Holdings, Inc., NII Capital Corp., NII Funding Corp., NII Aviation, Inc., NII Holdings (Services), Ltd., NII Global Holdings, Inc., NII International Holdings S.a.r.l., NII International Telecom S.C.A., NII Mercosur, LLC, McCaw International (Brazil), LLC, Airfone Holdings, LLC, and NIU Holdings LLC, entities managed by Aurelius Capital Management, LP, entities managed by Capital Research and Management Company, members of the Ad Hoc Committee of Luxco Holders, and the Official Committee of Unsecured Creditors of NII Holdings, Inc., et al.
		8-K	10.1	March 6, 2015
10.8+	NII Holdings, Inc. Severance Plan	10-K	10.16	February 28, 2013
10.9+	NII Holdings, Inc. 2015 Incentive Compensation Plan	S-8 (File No. 333-205259	4.1	June 26, 2015
10.10+	Form of Restricted Stock Award Agreement (Employees)	8-K	10.3	June 30, 2015
10.11+	Form of Nonqualified Stock Option Agreement (Employees)	8-K	10.4	June 30, 2015
10.12+	Form of Restricted Stock Award Agreement (Directors)	8-K	10.5	June 30, 2015
10.13	Bank Credit Certificate, dated November 8, 2011, between Nextel Telecomunicações Ltda., and Caixa Econômica Federal	10-K	99.5	February 28, 2014
10.14	Amendment No. 1 to the Bank Credit Certificate, dated February 13, 2015, between Nextel Telecomunicações Ltda., and Caixa Econômica Federal	8-K	10.6	June 30, 2015
10.15	Amendment No. 2 to the Bank Credit Certificate, effective as of June 26, 2015, between Nextel Telecomunicações Ltda., and Caixa Econômica Federal	8-K	10.7	June 30, 2015
10.16	Bank Credit Certificate, dated October 31, 2012, between Nextel Telecomunicações Ltda., and Banco do Brasil, S.A.	10-K	99.6	February 28, 2014
10.17	Amendment No. 1 to the Bank Credit Certificate, dated February 13, 2015, between Nextel Telecomunicações Ltda., and Banco do Brasil, S.A.	8-K	10.8	June 30, 2015
10.18	Amendment No. 2 to the Bank Credit Certificate, effective as of June 26, 2015, between Nextel Telecomunicações Ltda., and Banco do Brasil, S.A.	8-K	10.9	June 30, 2015
10.19	Credit Agreement, dated April 20, 2012, among Nextel Telecomunicações Ltda., the Guarantors and China Development Bank Corporation, as Lender, Administrative Agent and Arranger (Non-Sinosure)	10-K	99.3	February 28, 2014
10.20	Amendment No. 1 to the Credit Agreement, dated September 25, 2013, among Nextel Telecomunicações Ltda., the Guarantors and China Development Bank Corporation, as Lender, Administrative Agent and Arranger (Non-Sinosure)	10-K/A	99.9	February 28, 2014
10.21	Amendment No. 2 to the Credit Agreement, dated December 19, 2014, among Nextel Telecomunicações Ltda., the Guarantors and China Development Bank Corporation, as Lender, Administrative Agent and Arranger (Non-Sinosure)	10-K	99.13	March 10, 2015
10.22	Credit Agreement, dated April 20, 2012, among Nextel Telecomunicações Ltda., the Guarantors and China Development Bank Corporation, as Lender, Administrative Agent and Arranger (Sinosure)	10-K	99.4	February 28, 2014
10.23	Amendment No. 1 to the Credit Agreement, dated September 25, 2013, among Nextel Telecomunicações Ltda., the Guarantors and China Development Bank Corporation, as Lender, Administrative Agent and Arranger (Sinosure)	10-K/A	99.10	February 28, 2014
10.24	Amendment No. 2 to the Credit Agreement, dated December 5, 2014, among Nextel Telecomunicações Ltda., the Guarantors and China Development Bank Corporation, as Lender, Administrative Agent and Arranger (Sinosure)	10-K	99.14	March 10, 2015

10.25	Purchase and Sale Agreement, dated as of January 26, 2015, between New Cingular Wireless Services, Inc., NIHD Telecom Holdings, B.V., NIU Holdings LLC, NII Holdings (Uruguay) LLC, NII International Telecom S.C.A., NII International Holdings S.à r.l., NII Global Holdings, Inc., NII Capital Corp. and NII Holdings, Inc.	8-K	10.1	January 26, 2015
10.26	Amendment to Parent Guaranty, dated December 5, 2014, between NII Holdings, Inc., as Parent Guarantor, and China Development Bank Corporation, as Administrative Agent, under the Sinosure Credit Agreement and the Non-Sinosure Credit Agreement	8-K	10.10	June 30, 2015
21.1	Subsidiaries of NII Holdings, Inc.				*
23.1	Consent of KPMG LLP				*
23.2	Consent of PricewaterhouseCoopers LLP				*

+ Indicates Management Compensatory Plan, Contract or Arrangement.
* Filed herewith.

(b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes of the prospectus which forms a part of this registration statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reston, Commonwealth of Virginia, on the 14th day of July, 2015.

NII HOLDINGS, INC.
By:	/s/ SHANA C. SMITH
Name:	Shana C. Smith
Title:	Vice President, Deputy General Counsel and Secretary

Each person whose signature appears below constitutes and appoints Steven M. Shindler, Shana C. Smith and Daniel E. Freiman, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any additional registration statement related thereto permitted by Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act requisite and necessary to be done in connection therewith, as full for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN L. BEEBE	Chairman of the Board of Directors	July 14, 2015
Kevin L. Beebe

/s/ STEVEN M. SHINDLER	Chief Executive Officer and Director	July 14, 2015
Steven M. Shindler

/s/ JUAN R. FIGUEREO	Chief Financial Officer	July 14, 2015
Juan R. Figuereo

/s/ JAMES V. CONTINENZA	Director	July 14, 2015
James V. Continenza

/s/ HOWARD S. HOFFMANN	Director	July 14, 2015
Howard S. Hoffmann

/s/ RICARDO KNOEPFELMACHER	Director	July 14, 2015
Ricardo Knoepfelmacher

/s/ CHRISTOPHER T. ROGERS	Director	July 14, 2015
Christopher T. Rogers